Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Record Revenues and Fourth Quarter Fiscal Year 2015 Financial Results

Revenues for the Fourth Quarter increased 43% from prior quarter to $6.4 million; EPS of $0.11 Per Share and non-GAAP Adjusted EBITDA of $0.21 Per Share

East Rutherford, NJ – June 25, 2015 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE MKT: TIK), a leading designer and manufacturer of avionics test and measurement solutions, today reported its financial results for the fourth quarter and fiscal year ended March 31, 2015.

Financial Highlights for Fourth Quarter of Fiscal Year 2015

•	Revenues increased to $6.4 million, a 43% increase versus the same quarter in the previous year.
•	Reduction in SG&A expenses despite high legal costs associated with the Aeroflex litigation.
•	Return to solid profitability with EPS of $0.11 and non-GAAP Adjusted EBITDA of $0.21 in the fourth quarter.

Financial Highlights for Fiscal Year 2015

•	15% increase in revenues to $18.2 million with sales for the second half of the year of $11.5 million.
•	Stable operating expenses despite higher revenues and legal costs.
•	The Company reported a loss of $280k for the year which included $500k of non cash charges.
•	Non-GAAP Adjusted EBITDA of $541k or $0.17 per share.
•	Backlog remains solid at $28.7 million.

Revenue for the fourth quarter was $6,449,125, a 43% increase from $4,504,706 in the same quarter last year. Gross margin for the quarter decreased to $1,905,344, or 30% of sales. Gross margin in the fourth quarter last year, excluding a one-time reduction in cost of goods sold of $790,000, was $1,715,758, or 38% of sales. The reduction in gross margin percentage for the quarter was primarily due to a shift in product mix and the startup of two new programs; the Company expects to see an improvement in gross margin in fiscal year 2016. Research and development expenses increased slightly in the fourth quarter as the Company continues to invest in new product development and enhancements to existing products. Non-GAAP adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter increased 237% to $681,598, compared to non-GAAP Adjusted EBITDA for the fourth quarter of last year of $202,119. On a GAAP basis, net income for the fourth quarter was $372,704, or $0.11 per fully diluted share compared to net income of $565,707, or $0.14 per fully diluted share in the year ago period, which included the one-time gain of $790,000 noted above.

Revenue for the fiscal year ended March 31, 2015 was $18,195,972, a 15% increase from $15,828,291 last year. Gross margin for the year was $5,440,692, or 30% of sales.  Gross margin last year, excluding a one-time reduction in cost of goods sold of $790,000 was $5,573,352, or 35% of sales. The reduction in gross margin for the year was primarily due to a shift in product mix and the startup of two new programs; the Company expects to see an improvement in gross margin in fiscal 2016. Research and development expenses increased slightly for the year as the Company continued to invest in new product development and enhancements to existing products.  Non-GAAP Adjusted EBITDA for the year was $540,685, compared to non-GAAP Adjusted EBITDA last year of $861,099. Net loss for the fiscal year ended March 31, 2015 was $280,440, or $0.09 per fully diluted share, compared to a net income of $261,528, or $0.10 per fully diluted share, in the year ago period, which included the one-time gain detailed above.

Commenting on the results, Mr. Jeffrey O’Hara, President and CEO of Tel, stated, “Revenue growth exceeded our expectations for the fourth quarter, and we were pleased to report a return to solid profitability. Management believes that our operating results going forward will benefit from increased volume and the shipment of more of the higher priced CRAFT units. The Company also continues to do a solid job in keeping a tight rein on operating costs despite substantially increased revenues. The Company continues to invest in new product development with the TR-36 Nav/Comm test set being the first product to be released from these efforts. The worldwide Nav/Comm test set market is significant and we believe that this new modern test set will allow us to effectively compete in both the commercial and military market segments. We are excited about fiscal year 2016 and beyond.”

We encourage everyone to read our full results of operations contained in our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on June 25, 2015, which can be found at sec.gov.

Conference Call

The Company will host a conference call and webcast on Thursday, June 25, 2015 at 9:00 a.m. Eastern Time to discuss the Company’s fiscal fourth quarter results.

To access the live webcast, log onto the Tel-Instrument Electronics Corp.’s website at:

https://www.telinstrument.com/learn-about-telinstrument/investor-relations.html.

To participate in the call by phone, dial (877) 407-8035 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8035.

A replay of the teleconference will be available until July 25, 2015 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415.  Callers should use conference ID: 13612604.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

# # #

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
	Tel-Instrument Electronics Corp.	Institutional Marketing Services (IMS)
	(201) 933-1600	(203) 972-9200
jnesbett@institutionalms.com

TEL-INSTRUMENT ELECTRONICS CORP.
CONSOLIDATED BALANCE SHEETS

ASSETS	March 31, 2015	March 31, 2014
Current assets:
Cash	$185,932	$232,118
Accounts receivable, net of allowance for doubtful accounts of $24,795 and $27,282, respectively	1,625,171	2,095,640
Inventories, net	4,032,074	4,025,391
Prepaid expenses and other current assets	281,002	263,592
Deferred financing costs	5,429	108,321
Deferred tax asset	1,064,395	1,089,538
Total current assets	7,194,003	7,814,600

Equipment and leasehold improvements, net	270,792	450,873
Deferred financing costs – long-term	8,792	48,142
Deferred tax asset – non-current	2,377,583	2,273,068
Other assets	32,317	47,670

Total assets	$9,883,487	$10,634,353

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$387,839	$718,848
Capital lease obligations – current portion	16,758	53,608
Accounts payable	2,811,781	2,289,858
Progress billings	-	775,475
Deferred revenues – current portion	18,609	37,452
Accrued expenses - vacation pay, payroll and payroll withholdings	594,114	444,238
Accrued expenses - related parties	170,348	123,036
Accrued expenses – other	595,437	919,287
Total current liabilities	4,594,886	5,361,802

Subordinated notes payable – related parties	250,000	250,000
Capital lease obligations – long-term	4,561	21,320
Long-term debt, net of debt discount	708,604	596,526
Warrant liability	518,962	354,309
Deferred revenues – long-term	133,650	133,650
Other long-term liabilities	33,000	56,100

Total liabilities	6,243,663	6,773,707

Commitments and contingencies

Stockholders’ equity
Common stock, 4,000,000 shares authorized, par value $.10 per share, 3,256,887 and 3,251,387 shares issued and outstanding, respectively	325,686	325,136
Additional paid-in capital	8,046,168	7,987,100
Accumulated deficit	(4,732,030)	(4,451,590)

Total stockholders’ equity	3,639,824	3,860,646

Total liabilities and stockholders’ equity	$9,883,487	$10,634,353

TEL-INSTRUMENT ELECTRONICS CORP.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
	(Unaudited)	(Unaudited)
Net sales	$6,449,125	$4,504,706	18,195,972	$15,828,291
Cost of sales	4,543,781	1,998,413	12,755,280	9,464,404

Gross margin	1,905,344	2,506,293	5,440,692	6,363,887

Operating expenses:
Selling, general and administrative	784,543	1,124,068	3,149,031	3,146,647
Engineering, research and development	484,932	474,912	1,961,275	1,853,338
Total operating expenses	1,269,475	1,598,980	5,110,306	4,999,985

Income from operations	635,869	907,313	330,386	1,363,902

Other income (expense):
Amortization of debt discount	-	(28,937)	(75,308)	(104,644)
Loss on extinguishment of debt	-	-	(188,102)	(26,600)
Amortization of deferred financing costs	(1,357)	(26,334)	(69,165)	(108,321)
Change in fair value of common stock warrants	(95,903)	157,630	(164,653)	(114,869)
Interest income	-	63	-	226
Interest expense	(33,966)	(53,026)	(192,970)	(305,321)
Total other income (expense)	(131,226)	49,396	(690,198)	(659,529)

Income (loss) before income taxes	504,643	956,709	(359,812)	704,373

Income tax expense (benefit)	131,939	391,002	(79,372)	442,845

Net income (loss)	$372,704	$565,707	$(280,440)	$261,528

Basic income (loss) per common share	$0.11	$0.17	$(0.09)	$0.08
Diluted income (loss) per common share	$0.11	$0.14	$(0.09)	$0.10

Weighted average shares outstanding:
Basic	3,255,028	3,249,354	3,253,992	3,204,028
Diluted	3,255,028	3,274,220	3,253,992	3,228,894

TEL-INSTRUMENT ELECTRONICS CORP.
RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP FINANCIAL INFORMATION
(Unaudited)

	Three Months	Three Months	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
	2015	2014	2015	2014

Net income (loss)	$372,704	$565,707	$(280,440)	$261,582

Income tax provision (benefit)	131,939	391,002	(79,372)	442,845

Non-recurring gain on discharge of liability	-	(790,535)	-	(790,535)

Depreciation and amortization	42,454	49,118	177,291	202,936
Amortization of debt discount	-	28,937	75,308	104,644
Loss on extinguishment of debt	-	-	188,102	26,600
Amortization of deferred financing costs	1,357	26,334	69,165	108,321
Change on fair value of common stock warrants	95,903	(157,630)	164,653	114,869
Interest, net	33,966	52,963	192,970	305,095
Non-cash stock-based compensation	3,275	36,223	33,008	84,742

Adjusted Non-GAAP EBITDA	$681,598	$202,119	$540,685	$861,099

Diluted Adjusted Non-GAAP EBITA per common share	$0.21	$0.06	$0.17	$0.27

The term Adjusted EBITDA consists of net income (loss) less non-recurring gain on discharge of liability plus interest, taxes, depreciation and amortization, amortization of debt discount and deferred financing charges, change in fair value of warrants, loss on extinguishment of debt, non-cash interest, and non-cash stock-based compensation. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation from, or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides useful information regarding our ability to service debt, and to fund capital expenditures, and provides investors a helpful measure for analyzing its operating performance. The table above sets forth a reconciliation of Adjusted EBITDA to net income (loss), which is the most directly comparable measure of financial performance, calculated under generally accepted accounting principles.